Exhibit 5.1


                         CINDY SHY, P.C.
                  A professional law corporation
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P.O. Box 380-236.Ivins, Utah 84738.Telephone (435)674-1282. Fax (435)673-2127

                           May 23, 2006

Board of Directors
Pacific WebWorks, Inc.
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

     Re:  Registration Statement on Form S-8

Members of the Board:

This firm has acted as counsel to Pacific WebWorks, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). The Registration Statement relates to the registration of 3,560,000 common shares, par value $0.001, to be offered upon the exercise of options granted pursuant to the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the "Plan").

In connection with this opinion, this firm has examined and is familiar with originals or copies, certified or otherwise identified to its satisfaction, of:
     (i)  the Articles of Incorporation and bylaws of the Company, as amended;
     (ii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the shares;
     (iii)a copy of the Pacific WebWorks, Inc. 2001 Equity Incentive Plan; and
     (iv) such other documents as this firm has deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, this firm has assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to this firm as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which this firm did not independently establish or verify, it has relied upon statements and representations of officers and other representatives of the Company and others.

Based on and subject to the foregoing, this firm is of the opinion when the options are exercised under the terms of each option agreement and the underlying shares are issued, those shares of common stock granted under the Plan are duly authorized. The shares will be, when and if issued, validly issued, fully paid and non-assessable shares of the Company.

This opinion is expressly limited in scope to the shares described herein and which are to be expressly covered by the above referenced registration statement and this opinion does not cover any subsequent issuances of any securities to be made in the future pursuant to other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced registration statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

This firm hereby consents to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, this firm does not thereby admit that it is included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.




                                   /s/ Cindy Shy, P.C.

                                   Cindy Shy, P.C.